Exhibit 10.8

Description of reimbursement of certain tax costs for directors William B. Slaton and Dwayne A. Shackelford

On March 29, 2007, the Board of Directors of Placer Sierra Bancshares (the “Company”) adopted resolutions to reimburse fees and additional taxes imposed for the taxability of health care costs provided to two of its outside directors William B. Slaton and Dwayne A. Shackelford. Mr. Slaton has been receiving benefits since 2003 and Mr. Shackelford began receiving the benefits in 2006. Since 2003, when the benefits were offered, health care costs paid by the Company for its outside directors have not been reported as taxable income to these outside directors. The Company has since determined that the health benefits are taxable to the outside directors. The Board adopted a resolution for the Company to pay these directors a one-time fee to cover the taxes and additional costs that will be incurred to file amended tax returns in the following amounts: (1) William B. Slaton—$10,000, and (2) Dwayne A. Shackelford—$2,000.